                         AMENDMENT 1 TO THE LICENSE AGREEMENT
                                       BETWEEN
                        LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.
                                         AND
                                AMERIGON INCORPORATED


Whereas Amerigon Incorporated ("LICENSEE") and Lernout & Hauspie Speech Products N.V. ("LICENSOR") have entered into a license agreement, effective on October 19, 1993;

Whereas the parties are bound by the terms of the foresaid license agreement of the parties between the parties as of October 19, 1993 except for terms and conditions contradicted hereto;

Whereas the parties wish to modify foresaid license agreement as set out below,

IT HAS BEEN AGREED AS FOLLOWS:

1. LICENSEE commits to license from and pay to LICENSOR for a non-refundable fee for royalties of $200,000 for the period starting April 1, 1996 to be consumed over a 5 year time frame.
      LICENSOR will reduce the royalty price to 3% on hardware selling price for units up to 75,000.

      Payment by LICENSEE of a non-refundable fixed fee for royalties of $200,000, as follows:

           $ 30,000 on or before March 31, 1996
           $ 35,000 on or before June 30, 1996
           $ 40,000 on or before September 30, 1996
           $ 45,000 on or before December 31, 1996
           $ 50,000 on or before March 31, 1997
            --------
           $ 200,000

      Royalties shall be computed quarterly, beginning April 1, 1996 through March 31, 2001 and the aggregate amount each quarter shall be compared to the $200,000 non refundable royalty fee. For the first such quarter in which the aggregate fees exceed $200,000, the excess shall be paid to LICENSOR and for each succeeding quarter through March 31, 2001, the calculated quarterly royalties will also be paid to L&H.

2. For all the copies of the Designated Equipment with Software bundled and delivered by LICENSEE to its customers on top of these committed copies or after the 5 year period starting from April 1, 1996, whichever comes first, royalties will be paid at the royalty prices mentioned in the initial license agreement.

3. APPLICABILITY. Covered products include: NRR, ASR 1000 and 1500, text-to-speech and speech compression that are used in any car application. Free improvements to these products are included. Royalty rates for the NRR and the ASR1000/1500 for the navigator will be at the 3% rate. Equitable royalty rates for the text-to-speech and the speech compression will be negotiated. No upfront royalty fees will be charged for the these other technologies.


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Lernout & Hauspie Speech Products N.V./AMERIGON INC.

4.    PRICE ADJUSTMENTS.
      It is the intent that royalty and NRE prices will be kept competitive to allow LICENSEE's products to be competitive in the market place.

5.    PORTING & INTEGRATION.
      With reasonable notice, LICENSOR will provide porting & integration services of the NRR200 to the IDT or comparable platform at no charge. Other porting and integration projects will be handled under separate agreements and will not be unreasonably withheld by LICENSOR.

6.    RAPID DEPLOYMENT TEAM.
      LICENSOR and LICENSEE will set up regular meetings (once per quarter) with both party's engineering teams to discuss new technology features, implementations, etc. Both parties will engage in joint marketing activities, customer presentations and discussions on the integration of new features and technologies for the automotive market. Engineering for these services will be for 2 years from signing this Amendment and will not exceed 20 man days per year.

7.    SOFTWARE DEVELOPMENT KIT.
      LICENSEE agrees having received the ASR SDK and TTS SDK. As new SDK's become available, they will also be provided.

8.    USE OF LOGO.
      LICENSEE agrees to use its best effort to include the "L&H Speech Quality" logo to its Designated Equipment using Software or any other logo at the request of LICENSOR. This logo has to appear on the packaging of the Designated Equipment, as well as in the accompanying user documentation.

9. LICENSEE acknowledges that this offer shall only be valid if signed and returned before March 31, 1996.

LICENSOR                                           LICENSEE
Lernout & Hauspie Speech Products N.V.             Amerigon


BY: /s/ Joe Lernout                                BY: /s/ Joshua M. Neuman
   ---------------------------                        ----------------------

NAME: JOE LERNOUT                                  NAME: JOSHUA M. NEUMAN
     -------------------------                          --------------------

TITLE: PRESIDENT                                   TITLE: VICE PRESIDENT
      ------------------------                           -------------------


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

                                  LICENSE AGREEMENT

This Agreement is made and entered into as of this 19th day of October 1993 (hereinafter the "Effective Date") BY AND BETWEEN

LERNOUT & HAUSPIE SPEECH PRODUCTS N.V., a company organized and existing under the laws of Belgium and having its registered offices at Rozendaalstraat 14, 8900 leper - Belgium, hereinafter referred to as LICENSOR represented by Jo Lernout, Managing Director

AND

AMERIGON INCORPORATED, a corporation organized and existing under the laws of California, and having an office at 3601 Empire Avenue, Burbank, CA 91505, hereinafter referred to as LICENSEE represented by Lon Bell, President


                                   WITNESSETH THAT:

WHEREAS, LICENSOR is engaged in developing and licensing computer software programs and related documentation thereto;

WHEREAS, LICENSEE desires to obtain certain rights, as hereinafter described, in said software programs and its related documentation and to purchase certain services relating thereto;

WHEREAS, LICENSOR is willing to grant LICENSEE said rights with respect to said software programs;

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereby agree as follows:


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

ARTICLE I :   DEFINITIONS

The following terms shall have the meanings ascribed to them herein wherever they are used in this Agreement unless otherwise clearly indicated by the context.

1.1. "Software" shall mean the computer programs in object code form, embodying certain proprietary algorithms, as specified in Addendum A, which will satisfy the Functional Specification. Said Software shall include all Corrections to any portion thereof made by or for LICENSOR.

1.2. "Documentation" shall mean those visually readable materials, in English, developed by or for LICENSOR for use in connection with the Software. Documentation includes operating instructions, input information, format specifications, instructional and other documentation, including all guides and manuals. Documentation also includes all revisions thereto made by or for LICENSOR including, but not limited to, new documents and corrected documents to properly reflect changes made in the Software.

1.3. "Designated Equipment" means the platform of LICENSEE, as identified in Addendum A, and fully incorporated into this Agreement. In addition to the description of "Designated Equipment" contained in Addendum A, this definition includes any improvements, additions or modifications of "Designated Equipment" made by LICENSOR.

1.4. "Functional Specification" shall mean the performance criteria for the Software set forth in Addendum A.

1.5. "Software Performance Test" shall refer to the tests set forth in Addendum C which are required to assure LICENSEE that all or part of the Software to be provided by LICENSOR meets the Functional Specification.

1.6. "Third Party" shall include original equipment manufacturers, system houses, value added resellers, distributors, and other such entities engaged in doing business with LICENSEE, and who acquire the LICENSEE's Navigation Product(s) for manufacture, sale, lease, license or other transfer or whom LICENSEE sublicenses for the manufacture of Navigation Products and/or related Software, including Software and Documentation.

1.7. "End User" shall mean the customers of LICENSEE, or of Third Parties, who are granted a sublicense which includes the right to use the Software and Documentation, incorporated in LICENSEE's Navigation Product(s).

1.8. "Corrections" shall mean changes made in the Software and/or Documentation by LICENSOR to correct errors or defects in the Software and/or Documentation.


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

1.9. "Integration" shall mean the adaption of a specific Ported algorithm to constraints of an execution environment, for example, to the requirements of an execution unit (processor), if not completely adapted by the Porting of the algorithm, and to the requirements of run-time environments (in the case of hardware, addressing memory limitations and specific interfacing, and in the case of software, addressing operating system constraints, program interface specifications, asynchronous events handling (interrupts), other run-time conventions (e.g. register usage) and other tasks running in the same environment).

1.10. "Porting" shall mean the activity where mathematical operations are transformed to algorithmic procedures for execution on specific execution units (processors), with a standardized interface to the outside of the system.

1.11. "Order" shall mean LICENSEE's form of purchase order or schedule used for the purpose of ordering the license or maintenance of Software and Documentation, provided that the terms and conditions of such purchase order are consistent with the terms of this Agreement.

1.12. "Navigation Products" shall mean all hardware and software comprising LICENSEE's audio navigation system which is manufactured and sold by LICENSEE or under license from LICENSEE.

1.13. "Hardware Unit" shall mean a single unit of LICENSEE's Audio Navigation product hardware.

1.14. "Commercial Sale" shall mean a sale of a Hardware Unit by LICENSEE or its Affiliates or by LICENSEE's or Affiliates' sublicensee's, excluding those units made available for evaluation, testing, promotional or related purposes, provided however that the number of units made available for said purposes shall not exceed one (1) percent of the total units shipped or involved in that sale, and provided further that the customer does not pay for these units separately.

1.15. "Net Hardware Unit Sales" shall mean the amounts actually collected from Commercial Sales of Hardware Units, not taken into account the taxes, duties, insurance premiums or shipping charges, which LICENSEE or its customer pays or has to pay.
      Furthermore, Net Hardware Unit Sales shall not include rebates paid to the purchaser as part of such sale, nor refunds or credits issued upon the return of Hardware Units, except to those returns which are substantial and which are not replaced by other Hardware Units to the customer.

1.16. "Global Position Satellite (GPS), Transmitter, Beacon and Sensor based product" means navigation systems which utilize any or all of these technologies to locate the vehicle's position relative to map data.


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

           A navigation system shall not be considered as being with this definition simply because it uses the input of the standard odometer function as the only sensor input.

ARTICLE II :  GRANT OF SOFTWARE LICENSE

2.1. LICENSOR hereby grants to LICENSEE and LICENSEE accepts from LICENSOR under LICENSOR's patents, copyrights and trade secrets related to the Software and Documentation, a worldwide non-transferable license subject to all applicable terms and conditions hereof, to:

      a. use, copy, have copied, distribute, have distributed and maintain the Software and Documentation for use on or in connection with the Designated Equipment to be integrated in LICENSEE's Navigation Product(s);

      b. merge the Software with other programs for use on or in connection with the Designated Equipment to be integrated in LICENSEE's Navigation Product(s);

      c. merge the Documentation with other written materials for use on or in connection with the Designated Equipment to be integrated in LICENSEE's Navigation Product(s);

      d.   advertise the availability of the Software or any portion thereof;

      e. grant non-exclusive sublicenses to Third Parties containing the same rights as are granted to LICENSEE in subparagraphs a through d above. This subparagraph shall be construed as authorizing LICENSEE to permit cascaded sublicensing such that, for example, LICENSEE may sublicense a Third Party such as a distributor, which will have the right to sublicense another Third Party such as a dealer, which shall have the right to sublicense an End User, provided that LICENSEE complies with the requirements of article 2.2.

2.2. All sublicensing by LICENSEE shall be pursuant to written agreements that incorporate applicable terms and conditions hereof, including a) the limitations on LICENSOR's warranties and liabilities provided in articles 7 and 9.1.; b) LICENSOR's right to control intellectual property claims as provided in article 14.3.; and c) methods of calculation, reporting and payment of applicable royalties. This should be interpreted to require a payment from LICENSEE for each Hardware Unit ultimately sold to an End User. Each such sublicense shall require separate accounting and provide a right of inspection by LICENSOR of the sublicensee, and shall obligate the sublicensee and its sublicensees to include in all licenses of the Software to End Users the limitations on LICENSOR's warranties and liabilities provided


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Lernout & Hauspie Speech Products N.V./AMERIGON INC.       19-10-93      p4/25
      in article 7 and 9.1. and LICENSOR's right to control intellectual property claims as provided in article 14.3.

2.3. The license shall include future improvements to the Software and Documentation.
      "Future improvements" shall include any and all improvements, additions or modifications made by LICENSOR to or in the Software after the acceptance date specified in Article V, which improve the efficiency and effectiveness of the basic Software functions described in Addendum A. Future improvements shall be furnished to LICENSEE at no additional charges, except as provided for in Addendum B.

ARTICLE III :  EXCLUSIVITY PROVISIONS

3.1. The grant of license shall be exclusive as to the use of licensed Software and Documentation in conjunction with automotive Navigation systems, excluding Global Positioning Satellite (GPS), Transmitter, Beacon and Sensor based systems, subject to the provisions of article 3.2.

3.2. The grant of license shall be exclusive starting at the Effective Date of this Agreement and shall continue to be exclusive subject to the following cumulative conditions:

      A. The license will remain exclusive as long as LICENSEE pays the following royalties within the indicated period of time:

           - US$ 800,000 within two(2) years after the first day of the month following the Acceptance Date;

           -    US$ 2,000,000 each year thereafter.

           Royalty payments for each period of time shall include running royalties paid during the period from sales of Hardware Units as well as any additional royalty payments LICENSEE elects to make to bring total payments to the above stated amounts.
           LICENSEE shall have thirty (30) days after the end of each period of time (year) during which payments can be made and counted towards the amount paid in that prior year.

           Failure to achieve these payments within each indicated time-period, the exclusive license shall immediately revert to a non-exclusive license.


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

      B. In the event LICENSEE should market its products which incorporates software which competes with the Software licensed from LICENSOR, the grants of exclusive license shall automatically revert to a non-exclusive license.

3.3. As long as the abovementioned cumulative conditions are met by LICENSEE, LICENSOR agrees to provide LICENSEE a right of first refusal to the exclusive license of new software for automotive navigation systems, (excluding GPS, Transmitter, Beacon and Sensor based systems).


ARTICLE IV :  ROYALTIES/PAYMENTS

4.1. LICENSEE shall make royalty payments to LICENSOR on Net Hardware Unit Sales by LICENSEE or any Third Party. No Hardware Unit however is to be counted more than one time for royalty computation purposes hereunder.

4.2.  a)   LICENSEE will provide LICENSOR with reports showing the quantity of
           Hardware Units shipped or otherwise transferred to a Third Party hereunder and of Net Hardware Unit Sales, commencing after the initial sublicense has been granted by LICENSEE or Third Party.

           LICENSOR shall issue an invoice to LICENSEE accordingly for royalty payments for Software licenses as defined in Addendum B. Payment shall be made by LICENSEE no later than thirty (30) days following the end of each calendar quarter. Royalties for each quarter will be computed on Net Hardware Unit Sales for the quarter and calculated from the appropriate royalty schedule in Addendum B.

           In the event that the Navigation Product is combined directly into other equipment (such as a CD player) or has additional components added not contemplated in the current design (as covered in the allowed patent claims), the Hardware Selling Price can be adjusted to reflect that portion of the total revenues which are attributable to the value of the Navigation Product Hardware Units.
           In no event will the resulting royalty per unit be less than the minimum amounts listed in Addendum B.


           If parties cannot reach a fair adjustment, LICENSOR shall have the right to select an independent auditing firm to conduct an audit of LICENSEE's cost prices and all other such information reasonably required to decide on a fair adjustment. Both parties agree that its decision shall be final.

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

      b) LICENSOR shall issue an invoice to LICENSEE for maintenance support provided within ten (10) days of the completion of each quarter in which such services are provided by LICENSOR.

           All invoices shall be submitted to the address specified in LICENSEE's Order or such address as LICENSEE shall identify to LICENSOR in writing.

4.3. LICENSEE shall keep a separate register in which it shall record the exact number of Hardware Units, as well as the type of the products incorporating the Software and any other information relevant for determining the amounts of royalties payable.

      LICENSOR shall have the right to conduct, or to select an independent auditing firm to conduct, an audit of LICENSEE's separate register relative to the performance of this Agreement no more than once yearly. LICENSEE's approval of the time and place for the audit requested by LICENSOR shall not be unreasonably withheld.

      Any audit shall be performed during normal business hours. In the event such audit reveals an underpayment to LICENSOR exceeding five(5) percent of the total amount owed for that quarter, LICENSEE shall pay LICENSOR such underpayment within thirty (30) days, as well as the audit costs. Otherwise, LICENSOR shall bear the expenses of audit.

      LICENSOR agrees to keep any and all information derived from any audits confidential. This information shall not be used by LICENSOR for any purposes other than to verify or resolve any discrepancy involving the payment of royalties due from LICENSEE under this Agreement.

4.4. At any time that LICENSEE ceases to incorporate Software, as defined herein, in any of LICENSEE's Navigation Products, including hardware or software then being manufactured or sold by LICENSEE, all royalty obligations of LICENSEE shall terminate, except as provided in article 8.3.

      Should LICENSEE use Software, as defined herein, in some of the Navigation Products (as currently contemplated, the CD discs) but not in others, the number of Navigation Product Hardware Units counted for purposes of royalty computations for each accounting period will be computed by multiplying the total number of Hardware Units sold during the period times the ratio of Navigation Products software units (e.g. discs) sold by LICENSEE which incorporate LICENSOR's Software, divided by the total Navigation Product software discs sold by LICENSEE (including those that do and do not contain LICENSOR's Software).


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

      For example, if LICENSEE sold 10 Hardware Units in an accounting period and sold 15 CD discs, 10 of which used LICENSOR's Software and 5 used a replacement software, then the Hardware Units counted for royalty payments to LICENSOR would be (10) (10/15) = 6.67


ARTICLE V :  ACCEPTANCE

5.1. All Software to be delivered to LICENSEE by LICENSOR under this Agreement shall be subject to LICENSEE's evaluation, testing, and acceptance for conformance to the Functional Specification thereof. In the event that any item is found not to conform to the Functional Specifications during the thirty (30) days following its delivery to LICENSEE, LICENSEE shall notify LICENSOR of the respect(s) in which the item so fails to conform. Upon receipt of such notice, LICENSOR shall use its best efforts to make those corrections or modifications required to achieve such conformance and will deliver to LICENSEE the corrected and modified items for LICENSEE's further evaluation, testing and acceptance.

5.2.  LICENSEE will thereafter give written notice to LICENSOR within thirty
      (30) days after delivery of the corrected items, either

      (i) that acceptance tests have been successfully passed (as soon as that has occurred), or
      (ii) that acceptance tests have revealed deficiencies in the Software, which shall be described in reasonable detail.

5.3. If LICENSEE gives notice under 4.2. (ii) above, this Agreement shall continue in effect and LICENSOR shall supply revised copies in a reasonable time span. If LICENSEE does not provide such 4.2. (ii) notice, the acceptance tests shall be deemed passed.

5.4. The performance tests applicable to the Software and Documentation shall be the procedures and tests set forth in Addendum C.


ARTICLE VI :  PORTING AND INTEGRATION SERVICES

6.1. At the request of LICENSEE, LICENSOR shall perform the Porting and/or Integration of the Software to the Designated Equipment, free of charge.

6.2. LICENSOR shall provide qualified engineers throughout the Porting and Integration processes.

6.3. LICENSEE shall timely make available to LICENSOR a Development Environment. "Development Environment" shall consist of a set of


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

      Designated Equipment and of all hardware and software development tools available and required by LICENSOR to successfully complete the Porting and/or Integration.

6.4. LICENSEE shall assist LICENSOR in giving the necessary information and in resolving problems with respect to the Development Environment.

ARTICLE VII :  WARRANTY

7.1. LICENSOR warrants that the Software and Documentation, as supplied, will perform in accordance with the Functional Specification listed in Addendum A, and be free from material programming errors and viruses.

7.2. If at any time during the 12-month period immediately following the Acceptance Date, LICENSOR or LICENSEE shall discover one or more defects or errors in the Software or any other respect in which the Software fails to conform to the provisions of the above warranty, LICENSOR shall, entirely at its own expense, promptly correct such defect, error or non-conformity by, supplying LICENSEE with such corrective codes and making such additions, modifications, or adjustment to the Software as may be necessary to keep the Software in operating order in conformity with the warranties herein.

      These free of charge corrections shall not apply to other causes, such as errors due to production or decoding process of the CD-Rom, and any other errors due to the download mechanism of the Software to the Navigation Product, or errors due to changes made by LICENSEE in the source code of the communication software, as provided to LICENSEE.

      However, LICENSEE acknowledge that the Software is of such complexity that it may have inherent defects and agrees that if any deviations from the Specification or material programming errors exist, as LICENSEE's exclusive remedy and LICENSOR's sole responsibility LICENSOR shall use its best efforts to eliminate promptly any such deviations or programming errors reported to it by LICENSEE.

7.3. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES AND LICENSEE RECEIVES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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

ARTICLE VIII :  TERM

8.1. The term of this Agreement shall commence on the Effective Date herein and shall continue unless terminated or canceled as provided below:

      a) This Agreement may be canceled by LICENSEE for cause, upon written notice to LICENSOR in the event that LICENSOR fails to perform any of its material obligations hereunder and said cause is not corrected within a ninety (90) day notice period.

      b) Either LICENSOR or LICENSEE may cancel this Agreement upon written notice to the other party in the event the other party:

           (i) fails to comply with any material obligation under, or material condition of this Agreement, and any such failure is not remedied within ninety (90) days after receipt by the other party of written notice;

           (ii) ceases its business activities as a result of bankruptcy, dissolution, liquidation or other causes.

8.2. Any termination of this Agreement shall terminate LICENSEE's right to advertise and promote the Software and Documentation and to copy the Software and Documentation and to grant additional sublicenses after such termination, provided, however, that such termination shall not terminate or affect sublicenses previously and properly granted to End Users and Third Parties, or required to be granted under binding contracts or purchase orders, and further provided, that LICENSEE and its Sublicenses shall be permitted to continue to use the Software and Documentation to enable LICENSEE to meet its obligations to support Sublicensees existing at the time of such termination.

8.3. No termination or cancellation of this Agreement shall affect the obligation of LICENSEE to collect and distribute to LICENSOR all payments which have become or will be due from sublicenses and any other payments which have become due hereunder.


ARTICLE IX :  LIABILITY

9.1.  Limitation on Damages :
      LICENSOR shall have no liability to LICENSEE for any damages, losses, costs or expenses resulting from the failure of the Software to perform in accordance with its Specifications or from material programming errors or viruses in the Software. Except for Claims arising under Article XIV below, in which LICENSOR's liability is described: (a) LICENSOR's total liability to LICENSEE for damages, losses, costs or expenses arising out of or related to

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

      this Agreement from any and all causes, including negligence, shall be limited to 50% of the total amounts actually paid by LICENSEE to LICENSOR, and (b) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF EITHER PARTY'S PERFORMANCE OR NONPERFORMANCE HEREUNDER, EVEN WHERE SUCH DAMAGES WERE FORESEEABLE.

ARTICLE X :  FORCE MAJEURE

10.1. Neither LICENSEE nor LICENSOR shall be liable to the other for delays in the performance of or completion of this Agreement if such delay is caused by strikes, riots, wars, government regulations, acts of God, fire, flood, or other similar causes beyond its reasonable control; provided, however, if such delay continues for ninety (90) days, the other party shall have the option, exercisable by written notice, to cancel the Agreement without additional charge or liability, except payment of sums due to LICENSOR as provided in Article 8.3. above.


ARTICLE XI :  LICENSEE FURNISHED ITEMS

11.1. LICENSEE shall, at no charge to LICENSOR, provide LICENSOR, from time to time, information and copies of LICENSEE's documents, including data which is confidential to LICENSEE and which is reasonably required or reasonably requested by LICENSOR in order to perform any required Porting or Integration of the Software. However, LICENSEE reserves the right not to provide any information and documentation which LICENSEE does not have the right to disclose. Such LICENSEE-provided information and documents shall be subject to the provisions of Article XIV.

11.2. When such documentation and information are no longer required for LICENSOR's performance hereunder, LICENSOR shall, upon LICENSEE's request, promptly return to LICENSEE such documentation, including copies or extracts of any portion thereof, except as may be reasonably required for LICENSOR's recordkeeping requirements.

11.3. It is understood and agreed that title to all items furnished or provided by LICENSEE to LICENSOR shall remain in LICENSEE.

11.4. All such documentation and information shall only be used by LICENSOR for purposes of this Agreement, and all such items if in tangible form shall be clearly labeled "Property of LICENSEE's name".


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

ARTICLE XII :  PERSONNEL AND COMMUNICATIONS

12.1. For LICENSEE

      1. General administration and liaison for LICENSEE will be performed by YOSUFI M. TYEBKHAN (referred to herein as "LICENSEE's contract administrator") or a designee or successor.

      2. Technical liaison for LICENSEE will be performed by YOSUFI M. TYEBKHAN (referred to herein as "LICENSEE's technical administrator") or a designee or successor.

12.2. For LICENSOR

      1. General administration and liaison for LICENSOR will be performed by PATRICK DE SCHRIJVER (referred to herein as "LICENSOR's contract administrator") or a designee or successor.

      2. Technical liaison for LICENSOR will be performed by JOHAN THYS (referred to herein as "LICENSOR's technical administrator") or a designee or successor.

12.3. All notices under this Agreement shall be in writing, sent by mail, courier service, telefax or telex, to the respective contract administrator, unless otherwise specified.

12.4. Technical administrators shall be the principal liaisons for LICENSEE and LICENSOR on technical matters and they may clarify, explain and provide further details as required for performance under this Agreement, but shall have no authority to make any agreements between them which change the cost or any of the terms and conditions of this Agreement.

ARTICLE XIII :  CONFIDENTIAL INFORMATION

13.1. Both parties agree not to disclose any trade secrets or confidential information transferred to it by the other party which are identified in writing as confidential ("TRADE SECRETS").

      Each party shall take the same action and utilize at least the same precautions in preventing unauthorized disclosures of the other party's Trade Secrets as it uses with regard to its own secrets and confidential information of similar nature.

13.2. The obligation of each party not to use or disclose Trade Secrets of the other party shall survive the termination or cancellation of this Agreement.

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      However, neither party shall be obligated to protect Trade Secrets of the other party under any provision of this Agreement in the event the aforesaid:

      a. are known to or developed by the receiving party without restriction independently of the disclosing party,

      b. are or become generally known to the public by other than a breach of duty hereunder by the receiving party,

      c. which the disclosing party agrees in writing is free of such restrictions, or

      d. which at the time of disclosure to the receiving party was known to such party free of restrictions.

      The obligation of one party not to use or disclose said Trade Secrets of the other party will remain in effect until one of these exceptions occurs.

13.3. Since unauthorized transfer of one party's Trade Secrets will substantially diminish their value and injure that party in ways that may not be remedied fully by money, either LICENSOR's or LICENSEE's breach of these Article XIII obligations may entitle the other party to equitable relief (including orders for specific performance and injunctions) as well as monetary damages. Notwithstanding any termination of this Agreement, the parties shall continue to be obligated to protect the confidentiality of the Confidential Information as described above for a period of five (5) years, subject to the exception set forth in Paragraph 13.2.


ARTICLE XIV:  INFRINGEMENT

14.1. LICENSOR represents and warrants that it knows of no trade secrets misappropriation that has occurred and has no reason to believe that any such misappropriation will occur with regard to any Software and/or Documentation, to be delivered to LICENSEE, and it knows of no claim of patent or copyright infringement, and has no reason to believe any patent or copyright infringement will occur with regard to the above.

14.2. LICENSOR's Obligation to Indemnify.
      LICENSOR shall, at its sole expense, indemnify, defend and hold harmless LICENSEE from and against any and all claims, demands, suits, actions, proceedings, judgments, losses, damages, injuries, penalties, liabilities and reasonable costs and expenses, including, without limitation, attorney's fees, brought against, or incurred or suffered by, LICENSEE arising out of allegations that any use of the Software, in whole or in part, as delivered by LICENSOR, infringes any patent, copyright, trade secrets or other intellectual

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

      or industrial property right of any third party (collectively, "Claims"), provided that LICENSEE shall give LICENSOR notice of all suits or threats of patent or copyright or infringement and other claims concerning misappropriation of trade secrets against LICENSEE. LICENSOR shall defend or settle any such Claim through LICENSOR's counsel, provided, however, that if Licensor fails to assume such defense within a reasonable period of time after initiation of such Claim, LICENSEE shall have the right to assume such defense through LICENSEE's counsel. The party assuming such defense shall not settle any such Claim in a manner which would result in substantial liability or damage to the other party without first obtaining such party's prior written consent, which shall not be unreasonable withheld. The parties shall provide each other with all reasonable information and assistance necessary to defend or settle Claims.

14.3. If use of an item furnished by LICENSOR is claimed or held to constitute such an infringement of a patent, copyright, trade secret or similar intellectual property right, or if LICENSOR determines that such a claim or holding is likely to be made, LICENSOR, at its option and expense, may either procure for LICENSEE the right to continue using the allegedly infringing item; modify the item so that it becomes non-infringing; or replace the item with a non-infringing counterpart; or, failing each of the foregoing, if required by court order or the terms of a settlement approved in writing by LICENSEE, terminate the associated license rights, require the return of the applicable item, and refund (or adjust, if less than all of the Software was returned and LICENSEE continues to possess license rights with respect to a usable portion of the Software) payments made or to be made by LICENSEE to LICENSOR.

      During the pendency of any Claim, at the request of LICENSOR, LICENSEE and its sublicensees and Third Parties shall refrain from any further promotion, sale or distribution of the allegedly infringing item, provided however that LICENSEE shall be permitted to fill orders for products incorporating the Software which were in existence at the time of LICENSOR's request. LICENSOR shall use all reasonable efforts to eliminate such Claim as soon as possible so that LICENSEE is permitted to resume such promotion, sale or distribution.

14.4. This indemnity shall not apply to the portion of any such Claim of infringement that is based upon use of the allegedly infringing item with an article or process acquired from a source other than LICENSOR which combination was not installed, recommended or expressly approved by LICENSOR, or arises from activities outside the scope of the Article 2.1. license, or arises from uses of the Software in ways that were not intended.

      The foregoing constitutes LICENSOR's sole responsibility, and the exclusive remedy of LICENSEE and its sublicensees and Third Parties, in connection with any Claim of infringement or misappropriation of intellectual or industrial property rights.

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

14.4. Except as otherwise provided, nothing contained in this Agreement shall be construed as licensing LICENSEE to use any other trademark or trade name owned or used by LICENSOR or as licensing LICENSOR to use any trademark or trade name owned or used by LICENSEE.


ARTICLE XV :  RESTRICTED USE

15.1. LICENSEE shall not use the Software and Documentation in connection with or on any equipment other than the Designated Equipment.

15.2. LICENSEE shall not recreate, generate or reverse-engineer any portion or version of the Software or attempt any of the foregoing or aid, or abet others to do so.

15.3. LICENSEE acknowledges that unauthorized reproduction or use of the Software as provided in this Article XV is a breach of a material obligation of this Agreement and is subject to any available remedies for such breach.


ARTICLE XVI :  TITLE AND RIGHTS TO SOFTWARE AND MODIFICATIONS

16.1. The grant of license and sublicense rights to LICENSEE under Article 2 hereof are LICENSEE's only rights to the Software and Documentation. Title, interests and rights to the Software and Documentation, and any corrections and/or improvements shall always remain in LICENSOR.

      Furthermore, the grant of such license and sublicense rights shall not restrict licensing by LICENSOR in any manner, and LICENSOR shall have full rights, use and access to any modifications jointly developed by LICENSEE and LICENSOR as a result of the Porting and/or Integration of the Software to LICENSEE's Designated Equipment.

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ARTICLE XVII :  ASSIGNMENT

17.1. LICENSEE is not allowed to assign the license rights granted hereunder without LICENSOR's prior written consent, which shall not be unreasonably withheld.


ARTICLE XVIII :  AGREEMENT DOCUMENTS

18.1. The addenda referenced in this Agreement, and the specifications and drawings referenced therein, as well as other documentation referenced in this Agreement which define the obligations of the parties, are a part of this Agreement with the same force and effect as if fully set forth herein.


ARTICLE XIX :  GENERAL

19.1. This Agreement shall be deemed to have been entered into and shall be construed, governed and interpreted in accordance with the laws of the State of California.

19.2. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be constructed in all respects as if such invalid or unenforceable provisions were omitted.

19.3. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms of this Agreement or to exercise any right hereunder, shall not be construed as a waiver of the future performance of any such term or the future exercise of such right.

19.4. Whenever any occurrence (e.g. an event of Force Majeure) is delaying or threatens to delay a party's timely performance under this Agreement, that party will promptly within seven (7) days or less, give notice thereof in writing, as well as by any expeditious means available. Such notice to the other party shall include all relevant information regarding the cause of the delay and its anticipated duration. The providing of such notice however, does not prejudice the other party's right to object to the nonperformance of any obligation under this Agreement.

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

ARTICLE XX :  TAXES

20.1. The Software licensed hereunder is intended principally for sublicense to End Users and therefore should be exempt from sales, use, excise and other similar taxes. However, if such tax, or any import duty, or export duty, should be imposed on LICENSOR, LICENSEE shall either bear such tax or duty by a direct payment to the taxing authority or shall reimburse LICENSOR for such tax or duty paid by LICENSOR, provided, however, LICENSEE shall have no obligation to pay any income, revenues or gross receipts taxes attributable to LICENSOR's income.


ARTICLE XXI :  SURVIVAL OF PROVISION

21.1. It is hereby agreed that the rights and obligations of the parties hereto contained in Article IV, XV, XVIII, XIX and XX shall survive and continue after any termination or cancellation of this Agreement and shall bind the parties and their successors, assigns and legal representatives.


ARTICLE XXII :  ENTIRE AGREEMENT

22.1. This Agreement shall constitute the entire agreement between LICENSEE and LICENSOR with respect to the subject matter thereof, and shall supersede any and all prior agreements, understandings, promises and representations made by one party to the other concerning the subject matter herein and the terms and conditions applicable thereto.

      This Agreement may not be released, discharged, supplemented, interpreted, amended or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto as is specially provided elsewhere in this Agreement.

22.2. In making and performing this Agreement, the parties have acted and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create the relationship of partner or of employer and employee between the parties. At no time shall either party make commitments for or in the name of the other party.


ARTICLE XXIII :  ARBITRATION

23.1. All disputes arising in connection with this Agreement shall be finally settled under the then current rules of the American Arbitration Association. Such arbitration shall be conducted in English, and the place of arbitration shall be New York. The parties agree to be bound by the decision of the arbitrator and judgment. The award rendered may be entered in any court having jurisdiction. The prevailing party, in such action shall be entitled

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

      to recover from the other party, reasonable attorney's fees, and its share of the actual cost of the arbitrators, in addition to any relief to which the prevailing party may be entitled.


ARTICLE XXIV :  RIGHT TO REPRODUCE

24.1. Nothing in the Agreement shall limit LICENSEE's right to reproduce for internal use all of the Software and Documentation as defined herein, for its internal use, subject to the restrictions on use as set forth herein.


ARTICLE XXV :  SUCCESSORS

25.1. This Agreement shall inure to the benefit of and be binding upon the parties, their successors in interest, affiliated entities and administrators.


IN WITNESS WHEREOF, this Agreement has been duly executed in duplicate by the parties hereto, as of the Effective Date.




LICENSOR                                 LICENSEE
LERNOUT & HAUSPIE                        AMERIGON INC.
SPEECH PRODUCTS N.V.

BY: /s/ Joe Lernout                 BY: /s/ Lon E. Bell
   --------------------------------    -------------------------------------




NAME: Joe Lernout                   NAME:  Lon E. Bell
     ------------------------------      -----------------------------------
     (print)                             (print)




TITLE: President                     TITLE: President
      -----------------------------        ----------------------------------


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


                                      ADDENDUM A
                                 DESIGNATED EQUIPMENT
                                         AND
                              FUNCTIONAL SPECIFICATIONS
                                   OF THE SOFTWARE



1.    Functional Specification

      The Software that will be delivered consists of the voice I/O software for speech recognition for in car use, the Noise Robust Recognizer (NRR).

      The Software consists of the following parts :
      -    NRR with alphabet recognition
      -    NRR with alphabet recognition and word spotting capabilities
      - NRR with alphabet recognition and word spotting capabilities + free format digits

      Functional Specification of the NRR, the Isolated HMM based in car recognizer for alphabet and command words.

      The main functional characteristics of the HMM based in car recognizer for alphabet and command words are the following:

      - ISOLATED WORD RECOGNITION : The speech utterances to be recognized are delimited by silence or car noise before and after the spoken utterance.

      - SPEAKER INDEPENDENT : The speech recognizer recognizes speech input from any native speaker of a certain language class or dialect group without the user having to train the system beforehand. The specified language in the first stage is American English (see also Addendum B : Specific Development Fees).

      -    VOCABULARY :   The vocabulary of the recognizer consists of the
           letters of the alphabet, the digits zero to nine and an additional 25 control words. The product includes the vocabulary as specified by LICENSEE for American English. Additional languages or vocabularies are available at conditions as specified in Addendum B, item 4.

      - MICROPHONE : The product will be specified for a particular kind of microphone. LICENSOR will specify the recommended position of the microphone.

      - ENERGY DETECTION : Both energy detection (vocal trigger) and a push-to-talk button can be used to trigger the speech signal.


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      -    SIGNAL-TO-NOISE RATIO :  The signal to noise ratio in the car should not be less than 6DB in order not to degrade the recognition performance.

      FUNCTIONAL SPECIFICATION OF THE NRR WITH ALPHABET RECOGNITION AND WORD SPOTTING CAPABILITIES AND THE NRR WITH ALPHABET RECOGNITION AND WORD SPOTTING CAPABILITIES + FREE FORMAT DIGITS.

      The main functional characteristics are the same as for the NRR, without free format digits except that the Vocabulary characteristics are changed to:

      Vocabulary: The vocabulary of the recognizer consists of the letters of the alphabet, the digits zero to nine pronounced individually or as free format digits or in any format of maximum 4 digits that is of common usage, and an additional 25 control words. The product includes the vocabulary as specified by LICENSEE for American English. Additional languages or vocabularies are available at conditions as specified in Addendum B, item 4.

2.    DESIGNATED EQUIPMENT

      The designated equipment consists of LICENSEE's Audio Navigator platform. This platform is based on ADSP 2105 (12.5 MHz version) and a M68000 general purpose microprocessor. The configuration has a minimum of 8 KW of fast SRAM for the DSP and a minimum of 1 Mb of DRAM for the microprocessor.

3.    TECHNICAL DESCRIPTION OF THE PROJECT

      A detailed technical description will be worked out after signing of the agreement.


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                                      ADDENDUM B


I.    ROYALTIES

A.    CALCULATION OF THE NUMBER OF ROYALTY BEARING COPIES

A.1. The number of royalty bearing copies equals the number of Hardware Units shipped by LICENSEE or otherwise transferred to a Third Party hereunder.

B.    ROYALTY PRICE LIST

B.1. Based on the target hardware selling price of the Hardware Unit of US$ 130, and furthermore taken into consideration the commitment of LICENSEE to bundle the Software, LICENSOR agrees that the royalties will equal a percentage of the Hardware selling price of the Hardware Unit.


      - Royalty per Unit for the Noise Robust Recognizer with alphabet recognition:

           From Unit number to Unit number              Royalty per Unit

                     0-5.000                                   7%
                     5.001 - 25.000                            4%
                     25.001 - 100.000                        3.5%
                     100.001 - 1.000.000                       3%
                     1.000.000 +                             1.5%

      Notes:    1.   The abovementioned percentages will also be applicable to
                     the Noise Robust Recognizer with alphabet recognition and word spotting capabilities.

                2. In the event that the royalty to be paid to LICENSOR should be less than US$ 0.75, LICENSEE agrees to pay a minimum royalty of US$ 0.75 per sold Hardware Unit, or the lowest price received by LICENSOR from other customers under similar circumstances.

                     This commitment will be valid for the first five (5) million units.

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      -    Royalty per Unit for the Noise Robust Recognizer with alphabet recognition, word spotting capabilities and free format digits :

           From Unit number to Unit number              Royalty per Unit

                     0-5.000                                 7.5%
                     5.001 - 25.000                          4.5%
                     25.001 - 100.000                          4%
                     100.001 - 1.000.000                     3.5%
                     1.000.000 +                            1.75%

      Note:     1.   In the event that the royalty to be paid to LICENSOR
                     should be less than US$ 0.90, LICENSEE agrees to pay a minimum royalty of US$ 0.90 per sold Hardware Unit, or the lowest price received by LICENSOR from other customers under similar circumstances.
                     This commitment will be valid for the first five (5) million units.

II.   PORTING/INTEGRATION FEES

      There will be no fees charged to LICENSEE for the Porting and/or Integration on the Designated Equipment, as defined in Addendum A.


III.  SUPPORT FEES

      Consultancy services will be provided at the then prevailing rates, provided however that for a period of maximum twelve (12) months starting at Acceptance Date, the support shall be free of charge (excluding travel and lodging).

IV.   SPECIFIC DEVELOPMENT

      1)   Development of a specific language or vocabulary US $ 60K/vocabulary

           This covers languages other than the major languages and/or those that are not planned to be developed by LICENSOR within a reasonable time.

      2)   Development of communication software between processor and DSP.

           This software consists of the DSP source code of the communication between processor and DSP.

           One-time fee : 6.500 US$ to be paid at delivery of the software.


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                                      ADDENDUM C
                                 ACCEPTANCE CRITERIA


REMARK
      The criteria, as mentioned hereunder and agreed to upon signature of this Agreement shall be interpreted as minimum criteria for the Performance Tests. Therefore, both parties shall act in good faith to agree to an adopted version of these criteria, within two (2) months after the Effective Date of this Agreement.


CRITERIA:

1.    Cluster 1,2,3,4 and 9

      -    Each cluster is treated independently
      - For each situation, the recognition rate will be calculated, for each cluster
      - An average recognition rate and a standard deviation of the individual means will be calculated, across all situations Different situations are defined as different people, cars, speeds, etc.
      -    In all the situations, SNP>6dB
      - The test set should be a representative set of the American population

      The average recognition rate (Y) is defined by :

      A minimum of X% of the situations must have an average recognition rate of greater than Y%. The average recognition rate in the top X% percentile must have a standard deviation of less than S%.

      Cs = recognition rate for situation s.
      (Ng)s, cl = test utterances spoken in situation s in cluster cl which are correctly recognized
      (Nt)s, cl = test utterances spoken in situation s in cluster cl.

      Cs = (Ng)s, cl/(Nt)s,cf

      Cs = average recognition rate in the top X% percentile
      C = number of situations in the top X% percentile.

      Cs = (sum(Cs))/C

      (sum over the values in top X% percentile)

      S = standard deviation of recognition rate over people in the top X% percentile tested.


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